Exhibit 10.20

Newgistics, Inc.

2011 Cash Incentive Plan

Overview

Newgistics, Inc. (the “Company”) is committed to sharing its success with the people who make it possible — the Company’s employees. The purpose of the 2011 Cash Incentive Plan (the “Plan”) is to encourage the Company’s employees to participate in the achievement of the company’s goals and to permit the Company’s employees to share in the rewards of the Company’s success. The term of this Plan is for the 2011 fiscal year.

Eligible Employees

To be eligible to participate in the Plan, a person must be a regular full-time or part-time employee of the Company or one of its wholly-owned subsidiaries or an executive of the Company, and not a participant in any other bonus plan or cash incentive plan (including commission plans) unless participation under the Plan is permitted under the terms of such other plan.

Bonus Calculation

Our business strategy is for the Company to be a growth company with strong profitability. Accordingly, bonuses under the Plan will be largely dependent on the Company’ revenue by segment and adjusted EBITDA. Adjustments may be made from time to time at the sole discretion of the Compensation Committee (or its designee) to include or exclude certain items. An example of a potential adjustment would be the exclusion of an expense item such as stock compensation. Bonuses may also be made dependent on individual or company performance targets as established by the Compensation Committee (or its designee). In addition to the revenue by segment and adjusted EBITDA targets, such alternative targets may include, without limitation, management-based objectives set by the Compensation Committee (or its designee) such as the introduction of new solutions.

Except as otherwise set forth herein or to the extent that an employee receives written notice from our Chief Executive Officer that different bonus criteria is applicable to such employee, such employee shall be eligible to receive an aggregate bonus based on a specific percentage of such employee’s base salary. The amount of the bonus will be determined by the applicable percentage of completion of each target, applicable target’s associated weight and such employee’s percentage payout. The percent achievement of a target within the percentage payout range is to bear a direct relationship to the percentage payout ranges for such employee.

Non-Executive, Parcel Solutions Employees

Each non-executive, parcel solutions employee shall be eligible to receive an aggregate target bonus equal to 5-40% of such employee’s base salary. The percentage payout ranges and target weights for our non-executive, parcels solutions employees are as follows:

Target	Relative Weight
Parcel Solutions Segment Revenue	40%
Parcel Solutions Segment Adjusted EBITDA	50%
Individual	10%

Percent Achievement of Revenue and Adjusted EBITDA Target	Percentage Payout
0% – 79.9%	0%
80% – 89.9%	50% – 74.99%
90% – 99.9%	75% – 99.99%
100% – 109.9%	100% – 139.9%
110% – 119.9%	139.9% – 149.9%
120% and higher	150%

Achievement Individual Target	Percentage Payout
No	0%
Yes	100%
Exceeds	115%

Parcel Solutions Executives

Each parcel solutions executive (other than our Chief Executive Officer, our Chief Financial Officer and our Vice President of National Accounts) shall be eligible to receive an aggregate target bonus equal to 50% of such executive’s base salary. The percentage payout ranges and target weights for our parcels solutions executives are as follows:

Target	Relative Weight
Parcel Solution Segment Revenue	50%
Parcel Solution Segment Adjusted EBITDA	50%

Percent Achievement of Parcel Solutions Segment Revenue and Parcel Solutions Segment Adjusted EBITDA Target	Percentage Payout
0% – 79.9%	0%
80% – 89.9%	50% – 74.99%
90% – 99.9%	75% – 99.99%
100% – 109.9%	100% – 149.9%
110% – 124.9%	150% – 174.9%
125% and higher	175%

Freight Services Executives

Each freight services executive shall be eligible to receive an aggregate target bonus equal to 50% of such executive’s base salary. The percentage payout ranges and target weights for our freight services executives are as follows:

Target	Relative Weight
Freight Services Revenue	50%
Freight Services Adjusted EBITDA	50%

Percent Achievement of Freight Services Revenue and Freight Services Adjusted EBITDA Target	Percentage Payout
0% – 79.9%	0%
80% – 89.9%	50% – 74.99%
90% – 99.9%	75% – 99.99%
100% – 109.9%	100% – 149.9%
110% – 124.9%	150% – 174.9%
125% and higher	175%

Parcel Solutions Vice President of National Accounts

Our Parcel Solutions Vice President of National Accounts shall be eligible to receive (i) a bonus based on our achievement of a Parcel Solutions Segment Revenue objective and (ii) commission payments based on Parcel Solutions Segment Revenue generated from new accounts established in 2011. The payout amounts for achievement of the Parcel Solutions Segment Revenue targets are as follows:

Percent Achievement of Parcel Solutions Segment Revenue	Payout
80% – 89.9%	$5,000
90% – 99.9%	$10,000
100% – 109.9%	$20,000
110% – 124.9%	$30,000
125% and higher	$50,000

Our Parcel Solutions Vice President of National Accounts shall be eligible to receive commissions as follows: (i) a commission of 0.5% of Revenue associated with our Parcel Solutions Segment delivery service for new accounts established in 2011 and (ii) a commission of 1.5% of Revenue associated with our Parcel Solutions Segment return service for new accounts established in 2011. The commissions will be payable monthly for 16 months after signing a new account, and will be increased by 0.25% to 0.75% and 1.75%, respectively, on a prospective basis, at such time as our Parcel Solutions Vice President of National Accounts achieves 100% of his 2011 new account Parcel Solutions Revenue target. Our Chief Executive Officer will determine, in his sole discretion, what qualifies as Revenue from new accounts established 2011, and if a lower commission is warranted based on facts and circumstances associated with each such new account.

Chief Executive Officer & Chief Financial Officer

Our Chief Executive Officer and Chief Financial Officer shall be eligible to receive an aggregate target bonus equal to 97.2% and 50%, respectively, of such executive’s base salary. The percentage payout ranges and target weights for our Chief Executive Officer and Chief Financial Officer are as follows:

Target	Relative Weight
Consolidated Revenue	50%
Consolidated Adjusted EBITDA	50%

Percent Achievement of Consolidated Revenue and Consolidated Adjusted EBITDA Target	Percentage Payout
0% – 79.9%	0%
80% – 89.9%	60% – 79.99%
90% – 99.9%	80% – 99.99%
100% – 109.9%	100% – 149.9%
110% – 124.9%	150% – 199.9%
125% and higher	200%

Timing of Payments

Bonus payments are paid twice each year. A bonus payment equal to one-third of the anticipated aggregate annual bonus payment based on the Company’s achievement against annual goals through the end of the second quarter shall be made in the third quarter. A bonus payment equal to actual bonus payments earned (net of any payments made in the third quarter) shall be made in the first quarter of the following fiscal year. Bonus payments are not considered earned by the employee until the payment is received.

General Provisions

•	Bonuses are subject to all applicable taxes and other required deductions.

•

The Plan will not be available to employees subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Compensation Committee.

•	The Plan does not constitute a guarantee of employment nor does it restrict the Company’ rights to terminate employment at any time or for any lawful reason.

•

The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’ rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

•

The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Bonuses are not to be taken into account for determining severance pay, termination pay, “extra months” bonuses or payments, or any other form of pay or compensation.

•

The Plan is provided at the Company’ sole discretion and the Company may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a similar plan in subsequent years.

•	The Plan shall not be pre-funded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of bonuses.

•

This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Company’s Chief Executive Officer.

•	Employees who resign or are terminated prior to the actual payment of a bonus shall not receive a bonus.

•	Eligible employees who begin employment with the Company after the first day of the fiscal year for which a bonus is paid shall be eligible to receive a pro-rated bonus for such year.

•	Employees who are separated from employment with the Company due to divestiture, closure, or dissolution of a business are not eligible to receive a bonus.

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Independent contractors, consultants, individuals who have entered into an independent contractor or consultant agreement, temporary employees, contract employees and interns are not eligible to participate in the Plan.